Exhibit 10.13

Charles Key

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

976 EL CAMINO REAL

SOUTH SAN FRANCISCO, CA 94080

May 27, 2016

Charles Key

Chief Information Officer

First National Bank of Northern California

Re: Amended and Restated Management Continuity Agreement (2016)

Dear [Name of Executive]:

This Management Continuity Agreement (“Agreement”) amends and restates in full the original Management Continuity Agreement (“Prior Agreement”) entered into between you and FIRST NATIONAL BANK OF NORTHERN CALIFORNIA, (the “Bank”) on July 20, 2000. The Prior Agreement is hereby terminated and has no force or effect. Accordingly, the following terms and conditions shall apply under this new Agreement.

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA, a national banking association (“the Bank”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Bank. The Bank recognizes that the possibility of a change in control of the Bank may arise in the future and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of the Bank. Accordingly, the non-management members of the Bank’s Board of Directors (the “Board”) have determined that it is imperative to be able to rely upon management’s continuance and that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control.

In order to induce you to remain an employee until a Change in Control occurs, this letter agreements sets forth the benefits which the Bank agrees will be provided to you in the event that there is a “Change in Control” (as defined in Section 1 hereof). Any termination of employment for any reason prior to a Change in Control shall result in automatic termination of this Agreement and loss of any benefit described herein.

1.	Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below. For purposes of this Agreement, a Change in Control shall mean a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in response to any other form or report to the SEC or any stock exchange on which the Bank’s shares are listed which requires the reporting of a Change in Control; provided that, without limitation such a Change in Control shall be deemed to have occurred if (i) any “person” (as such term is used in the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Bank’s then outstanding securities; or (ii) any “person” (as such term is used in the Exchange Act), other than the Bank, is or becomes the beneficial owner,directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of the Bank’s then outstanding securities; or (iii) in any one year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank’s shareholders, of each new director is approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or (iv) a majority of the members of the Board in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a Change in Control.
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Charles Key

2.	Term. The term of this Agreement shall commence immediately upon the date hereof and, unless terminated earlier pursuant to Section 5(ii) hereof, shall continue for two (2) years. Upon the occurrence of the first annual anniversary date of this Agreement, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional year, unless written notice of the nonrenewal is furnished by you or by the Bank prior to such anniversary date. Written notice of the nonrenewal of this Agreement will take effect at the conclusion of the term of this Agreement. Such notice shall be furnished in accordance with Section 6 of this Agreement.

3.	Definitions.

i.	Cause. In the event that Executive’s employment is terminated for Cause, Executive shall forfeit all rights and benefits under this Agreement.

“Cause” shall mean (i) the Executive’s willful misconduct, usurpation of business opportunity or gross negligence related to the Bank; provided that Executive shall first be given ten (10) days following written notice from the Board to cure any such breach (to the extent such breach is capable of being cured); (ii) the Executive’s willful failure to adhere to the reasonable policies of the Bank or any State of California or federal banking laws (including the laws, rules, or regulations of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency); provided that Executive shall first be given ten (10) days following written notice from the Board to commence compliance with such policies or laws to the extent such failure is able to be complied with subsequently; (iii) the Executive’s unauthorized disclosure to third parties of any confidential information (including trade secrets) of the Bank; or (iv) the Executive’s conviction of or entering of a guilty pleas or a plea of no contest with respect to (A) a felony, (B) any crime involving fraud, larceny, or embezzlement, or (C) any other crime involving moral turpitude which is injurious to the reputation of the Bank. No act, or failure to act, by Executive shall be “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the best interest of the Bank.
4.	Benefit.

i.	Amount of Benefit. The Bank shall pay you within ten days following a Change in Control a benefit calculated as follows:

Change in Control benefit in dollars = Two x Base Annual Salary
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Charles Key

For purposes of this Agreement, “Base Annual Salary” shall be the regular compensation paid by the Bank to you which was included in gross income for federal income tax purpose for the twelve (12) months ending immediately prior to the Change in Control. Notwithstanding the previous sentence, “Base Annual Salary” shall also include amounts deferred under any Bank-sponsored 401(k) plan and Section 125 plan.

ii.	Timing of Benefit. The Bank shall pay the benefit described in Subsection 4(i) in a single lump sum within ten (10) days of the date of Change in Control.

iii.	Other Benefits Payable. The benefit described in subsection (i) above shall be payable in addition to, or not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options, or other benefits which may be owed to you following a Change in Control, including but not limited to amounts or benefits payable under any employment agreement or any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar plan.

iv.	Payment Obligations Absolute. Upon the Change in Control, the Bank’s (and its successor’s obligation to pay the benefits described herein shall be absolute and unconditional and shall nt be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Bank (and its successor) may have against you or anyone else.

v.	Legal Fees. In the event of arbitration or litigation concerning this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses including reasonable attorney’s fees, incurred in such arbitration or litigation.

vi.	Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4, nor shall the amount of any payment provided for in this Section 4 be reduced or offset in any way whatsoever by any amount received by you for any reason whatsoever from the Bank (or its successor) or another employee or otherwise after the Change in Control.

vii.	Indemnification. For claims made within one (1) year of the Date of Termination, you shall be indemnified under the Bank’s Articles of Association and Bylaws and covered by the directors’ and officers’ liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those the Bank carries.

5.	Successors; Termination of Agreement.

i.	The Bank will require any successor (whether director or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, “Bank” shall mean the Bank as hereinabove defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
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Charles Key

ii.	This Agreement shall terminate automatically upon the occurrence of any of the following events; (A) your termination of employment from the Bank, at any time, for Cause or for any other reason prior to a Change in Control; or (B) your death, except that if you should die while you are entitled to receive any amounts under this Agreement but which are unpaid your date of death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate and this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

6.	Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid. All notices to the Bank shall be directed to the Board and all notices to you shall be directed to you at your address of residence on file with the Bank, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.	Excess Parachute Payments. If all or any portion of the amounts payable to you under this Agreement, either alone or together with other payments which you have the right to receive from the Bank, constitute “excess parachute payments” within the meaning of Section 280g of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Bank (and its successor) shall increase the amounts payable hereunder to the extent necessary to place you in the same after-tax position as you would have been in had no such excise tax been imposed on the payments hereunder. The determination of the amount of any such excise taxes shall initially be made by the independent accounting firm employed by the Bank immediately prior to the Change in Control. Payment of any amounts under this Section 7 shall be made, if not sooner, by the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by you is greater than the amount initially so determined, then the Bank (or is successor) shall pay you an amount equal to the sum of such additional excise taxes, any interest, fines and penalties resulting from such underpayment, plus an amount necessary to substantially reimburse you for any income, excise or other taxes payable by you with respect to such amounts.

8.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Chairman of the Board of Directors or such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall not affect your rights under any pension, welfare or fringe benefit arrangements or any employment agreement of the Bank under which you are entitled to receive any benefits. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights, or rights which would accrue solely as a result of the passage of time, under any employment agreement or other contract, plan or arrangement with the Bank.
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Charles Key

9.	Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.	Withholding of Taxes. The Bank may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

12.	No Employment Right. Nothing contained in this Agreement shall confer upon you the right to continue in the employ of or in the status as an officer of the Bank, no limit in any way the right of the Bank to terminate your employment or status as an officer at any time.

13.	Nonassignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 5 above. Without limiting the foregoing, your right to receive payments hereunder shall not be assignable or transferrable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or by the laws of descent and distribution. In the event of any attempted assignment or transfer contrary to this Section, the Bank shall have no liability to pay amounts so attempted to be assigned or transferred.

14.	Arbitration.

i.	Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter thereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof shall be settled exclusively and finally by arbitration.

ii.	The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) then in effect.

iii.	The arbitral tribunal shall consists of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (A) maintains his or her principal place of business or residence in Northern California and (B) is a retired judge of the State of California.
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Charles Key

iv.	The arbitration shall be conducted in San Francisco, California, or in any other city of the United States of America as the parties to the dispute may designate by mutual written consent.

v.	Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be entered in any court having jurisdiction thereof.

15.	Reimbursement. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided, that, this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

16.	Exemption from Section 409A. All payments hereunder are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral rule” under Treasury Regulation 1.409A-1(b)(4).

This amended and restated Agreement supersedes the Prior Agreement or any other agreement on the same subject. If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Bank the enclosed copy of this letter which will then constitute our agreement on this subject.

[Signature Page Follows]

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Charles Key

Sincerely,

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

By:

Title:

Agreed to this _____ day of ________. 2016

By:
(Name of Executive)
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